Exhibit 99.1
LAMAR ADVERTISING COMPANY
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
$250 Million Stock Repurchase Program
     Friday, August 25, 2006 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of advertising and logo displays, announces that its Board of Directors has authorized the repurchase of up to $250 million of the Company’s Class A Common Stock from time to time for a period not to exceed 18 months. The share repurchases may be made in the open market or in privately negotiated transactions.
     This new repurchase program follows the completion of the stock repurchase program that was announced in November 2005, which earlier program was completed in July 2006, whereby the Company repurchased $250 million, or approximately 4.9 million shares, of its outstanding Class A Common Stock.
     The timing and amount of any shares repurchased under the new repurchase program will be determined by Lamar’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for general corporate or other purposes. Additionally, Lamar management has been granted authority to establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 as part of the repurchase program, which will allow the Company to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for the Company.
     The repurchase program will be funded using working capital, availability under the Company’s revolving credit facility and future cash flows.
     Lamar Advertising Company had approximately 86.3 million shares of its Class A Common Stock and 15.6 million shares of its Class B Common Stock, which is convertible into Class A Common Stock on a one-for-one basis at the option of its holder, outstanding as of August 24, 2006.
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     This press release contains forward-looking statements, including statements regarding the Company’s intention to repurchase shares of its Class A Common Stock from time to time under its stock repurchase program. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the nature of other investment opportunities presented to the Company from time to time and the Company’s cash flows from operations. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com